Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

B. Riley Financial, Inc.

Woodland Hills, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of B. Riley Financial, Inc. of our reports dated March 13, 2017, relating to the consolidated financial statements of FBR & Co. and the effectiveness of FBR & Co.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/  BDO USA, LLP

McLean, Virginia

 December 10, 2018